Exhibit 10.1

AMENDMENT TO SUPERIOR INDUSTRIES INTERNATIONAL, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Superior Industries International, Inc. Executive Employment Agreement (“Agreement”) dated this 6th day of April, 2020 by and between Superior Industries International, Inc. (the “Company”) and Majdi B. Abulaban (“Executive”), collectively the “Parties.”

The Parties entered into the Agreement on March 28, 2019 related to the employment of Executive with Company.

In light of the global COVID-19 pandemic, Executive volunteered to forgo 100% of his base salary from April 1, 2020 until May 31, 2020 and the Board of Directors of the Company agreed to reduce his compensation accordingly.

The Parties desire to amend the Agreement to reflect this change on the terms and conditions set forth in this Amendment.

Executive and the Company, intending to be legally bound, agree as follows:

1.	Section 3.1.1 of the Agreement shall be amended to read:

“Base Compensation. During the Term, except as otherwise specified below in this section 3.1.1, the Company agrees to pay Executive an initial annual base salary of $800,000.00, less applicable withholdings, payable in equal installments on the Company’s normal payroll dates, with increases, if any, to Executive’s base salary level to be determined by the independent members of the Board, based on the recommendation by the Compensation and Benefits Committee of the Board (the “Compensation Committee”), in its or their discretion.  In response to the economic impact the COVID-19 pandemic has had on the Company and in support of the Company’s liquidity preservation efforts, Executive agrees to forego all of Executive’s base salary for the period April 1, 2020 through May 31, 2020 (“Salary Forbearance”). In the event the Salary Forbearance adversely affects any of Executive’s benefits as stated in this Agreement or other rights to payments hereunder, Company shall compensate Executive for the full amount of such impact.

2.

Entire Agreement. With respect to its subject matter, namely, amendment of the Agreement, this Amendment contains the entire understanding between the Parties, and supersedes any prior agreements, understandings, and communications between the Parties, whether oral, written, implied or otherwise.

3.	Counterparts. This Amendment may be signed in counterpart copies, each of which shall represent an original document, and all of which shall constitute a single document.

4.

Governing Law. This Amendment and the rights and obligations of the Parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Michigan, without giving effect to the conflict of law principles thereof.

The Parties have executed this Amendment as of the date first stated above.

EXECUTIVE	SUPERIOR INDUSTRIES INTERNATIONAL, INC.

/s/ Majdi B. Abulaban	By:	/s/ Timothy C. McQuay
Majdi B. Abulaban	Name:	Timothy C. McQuay
	Title:	Chairman of the Board

NOTICE ADDRESS	NOTICE ADDRESS
Executive’s address most recently reflected in the Company’s records	Superior Industries International, Inc. 26600 Telegraph Rd., Suite 400 Southfield, MI 48033